Exhibit 99.1

Charles & Colvard

February 14, 2006

For Immediate Release

Charles & Colvard Reports First Quarter Results, Provides Business

Expansion Update and New Sales Guidance Policy

MORRISVILLE, N.C., April 18, 2006 — Charles & Colvard, Ltd., (NASDAQ: CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today reported operating results for the first quarter ended March 31, 2006, provided a business expansion update and announced a new policy regarding sales guidance.

Business Expansion Update

Bob Thomas, President and Chief Executive Officer of Charles & Colvard stated, “We are pleased to announce that in the second quarter of 2006 moissanite jewelry will be introduced into 20 stores within the 105 store Zale Outlet chain via an in-case program with testing to begin in an additional 21 stores via one day trunk show events.”

Future Sales Guidance

The Company has made a policy change with regard to providing future sales guidance. In the future, the Company will no longer provide any quarterly or annual sales guidance. Bob Thomas commented, “We believe that it is better to measure our progress as we execute our strategy to build our business over the long-term, instead of focusing on the establishment and attainment of short-term sales guidance.”

First Quarter Results

According to Bob Thomas, “First quarter sales were $8.0 million or 29% below the sales level in the same quarter in 2005. Lower sales are the result of substantially lower orders from K&G Creations during the first quarter of 2006 when compared with the first quarter of 2005 when K&G Creations placed orders for its initial rollout of moissanite jewelry for Finlay. Our orders from other customers during the first quarter of 2006 showed continued growth. As a result of the Federated—May Company merger, Finlay’s leased department store retail counters and distribution of moissanite jewelry supplied by K&G Creations at Finlay contracted by approximately 20% in the fourth quarter of 2005. Although the number of counters containing moissanite jewelry at Finlay started to increase again in the first quarter of 2006 following the fourth quarter contraction, orders from K&G were down as compared to the first quarter of 2005. K&G remains committed to moissanite jewelry and has announced the introduction of an exclusive collection of jewelry featuring Sarah Ferguson, the Duchess of York, which it expects to introduce through Finlay in 2006.”

The Company reported first quarter sales of $8.0 million resulting in operating income of $2,335,000 and net income of $1,524,000 or $.08 per diluted share. This represents a 29% decrease versus last year’s first quarter sales of $11.2 million, a 31% decrease versus last year’s first quarter operating income of $3,384,000, and a 24% decrease versus last year’s first quarter net income of $2,012,000 or $0.11 per diluted share.

The $1,049,000 decrease in operating income in the first quarter was primarily the result of the decrease in gross profit resulting from decreased sales partially offset by an 11.7 percentage point increase in gross profit percentage.

A comparison of key operating results for the first quarter ended March 31, 2006 are as follows (in thousands, except for per share data):

	First Quarter
	2006	2005
Net Sales	$8,017	$11,219
Operating Income	$2,335	$3,384
Net Income	$1,524	$2,012
Net Income per diluted share	$0.08	$0.11

Charles & Colvard

February 14, 2006

Share and per share data for all periods presented have been adjusted to reflect the effect of the 5% stock dividend distributed on July 15, 2005 and the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

U.S. sales, which represent 88% of total sales, were down 33% for the quarter (31% in carats), primarily attributable to decreased sales to K&G Creations as noted above. International sales for the first quarter increased 38% (37% in carats) primarily due to increased sales to United Kingdom, Indonesia and India partially offset by lower sales to Thailand. Total Company shipments of 47,000 carats for the first quarter were 28% below the 65,000 carats in the same period of 2005.

Gross profit as a percentage of sales was 73.7% for the first quarter, an increase of 11.7 percentage points when compared to the same period in 2005. This increase was primarily caused by lower production costs offset by a slight decrease in the average selling price per carat, due to a decrease in the size of the average stone sold.

Operating expenses for the quarter were approximately the same amount as in the first quarter of 2005. As a percentage of sales, operating expenses for the quarter were 45%, an increase of 13 percentage points when compared to the same quarter last year.

Marketing and Sales expense for the quarter was up $192,000 primarily due to higher marketing and sales expenditures used to promote customer sales opportunities partially offset by a decrease in compensation expense. General and administrative expenses decreased $143,000 primarily due to less compensation expense.

Our effective income tax rate for the quarter ended March 31, 2006 is lower than in the previous year primarily due to a reduction in state income tax expense caused by the allocation of pretax income out of taxable state jurisdictions.

Inventory increased from $23.2 million at December 31, 2005 to $26.6 million at March 31, 2006 primarily due to the level of raw material purchases.

Mr. Thomas noted, “Our fundamental strategy has not changed; we intend to grow revenue while remaining profitable by increasing awareness and demand for our brilliant jewel, moissanite.”

CONFERENCE CALL

Management will host a conference call on Wednesday April 19, 2006 at 9:00 a.m. EST to discuss these results as well as other corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 888-896-0863 (973-339-3086 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code #7274362 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB and Intrinsic Semiconductor, Inc.; dependence on a limited number of distributors such as K&G Creations, Reeves Park and Stuller Settings, Inc., dependence on continued growth and consumer acceptance of the Company’s products, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

Charles & Colvard

February 14, 2006

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CONTACT:	-OR-	INVESTOR RELATIONS:
Jim Braun, CFO		Tony Schor
Charles & Colvard Ltd.		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
jbraun@moissanite.com		tony@investorawareness.com

Charles & Colvard

February 14, 2006

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales	$8,016,833	$11,218,765
Cost of goods	2,109,743	4,266,759

Gross profit	5,907,090	6,952,006

Operating expenses:
Marketing and sales	2,520,791	2,328,500
General and administrative	1,030,685	1,173,425
Research and development	20,596	65,665

Total operating expenses	3,572,072	3,567,590

Operating income	2,335,018	3,384,416

Interest income	205,022	69,419

Income before taxes	2,540,040	3,453,835
Income tax expense	1,015,793	1,441,887

Net income	$1,524,247	$2,011,948

Basic net income per share	$0.08	$0.11

Diluted net income per share	$0.08	$0.11

Weighted-average common shares:
Basic	18,311,753	17,736,528

Diluted	18,923,677	18,499,164

Share and per share data for all periods presented have been adjusted to reflect the effect of the 5% stock dividend distributed on July 15, 2005 and the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Charles & Colvard

February 14, 2006

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2006	December 31, 2005
Assets
Current Assets:
Cash and equivalents	$20,925,516	$21,003,551
Accounts receivable	9,619,729	11,236,486
Interest receivable	50,131	46,417
Notes receivable	324,811	250,272
Inventory	26,596,295	23,168,028
Inventory on consignment	2,218,586	2,446,722
Prepaid expenses and other assets	550,116	571,277
Deferred income taxes	556,055	600,665

Total Current Assets	60,841,239	59,323,418
Long-Term Assets
Notes receivable	160,215	263,710
Furniture and equipment, net	528,985	496,336
Patent and license rights, net	289,784	298,524
Deferred income taxes	2,268,431	3,156,238

Total Long Term Assets	3,247,415	4,214,808

Total Assets	$64,088,654	$63,538,226

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$2,135,727	$1,341,187
Other	1,223,077	1,591,600
Accrued payroll	270,674	1,050,013
Accrued co-op advertising	623,821	1,364,007
Accrued expenses and other liabilities	253,082	225,801

Total Current Liabilities	4,506,381	5,572,608

Shareholders’ Equity	59,582,273	57,965,618

Total Liabilities and Shareholders’ Equity	$64,088,654	$63,538,226